Exhibit 99.1

TITAN PHARMACEUTICALS PARTNERS WITH MOLTENI TO MARKET PROBUPHINE® IN EUROPE

SOUTH SAN FRANCISCO, CA – November 28, 2017 – Titan Pharmaceuticals, Inc. (NASDAQ: TTNP), a company developing proprietary therapeutics for the treatment of select chronic diseases utilizing its ProNeura™ long-term, continuous drug delivery technology, today announced that it has entered into a binding term sheet with L. Molteni & C. dei F.lli Alitti Società di Esercizio S.p.A., pursuant to which the parties agreed to the principal terms upon which Titan will grant Molteni an exclusive license to commercialize Probuphine in the European Union (including the United Kingdom and Northern Ireland), Switzerland, Norway, Iceland, Liechtenstein, Bosnia, Serbia, Montenegro, Macedonia and Albania. Titan and Molteni, a European-based pharmaceutical company focused on treatments for pain and drug addiction, expect to enter into the definitive license and distribution agreement during the first quarter of 2018.

The binding term sheet provides that Molteni will pay Titan an upfront, non-refundable license fee of €2.0 million upon execution of the license and distribution agreement, plus potential additional regulatory milestone payments totaling €4.0 million, and tiered royalties on net sales of Probuphine ranging in percentage from the low-teens to the mid-twenties. Molteni will have the right, exercisable on or prior to June 30, 2019, to expand the territory to include one or both of the following groups: one, the Middle East and North Africa and two, the Commonwealth of Independent States (comprised of 11 former Soviet Republics), upon the payment to Titan of €1.0 million per group.

“We believe this partnership with Molteni offers an opportunity to significantly expand the commercialization of Probuphine beyond the United States, and also to provide Titan with additional financial resources to further advance our pipeline of other ProNeura-based product candidates,” said Titan President and CEO Sunil Bhonsle. “Molteni’s strong track record of success launching and commercializing innovative new pharmaceutical products in Europe, combined with its focus on the pain and drug addiction markets, makes it an ideal partner for Titan as we work to increase Probuphine’s global uptake.”

On November 27, 2017, Titan announced that the European Medicines Agency had accepted for review its Marketing Authorization Application seeking approval of a Probuphine label that will permit the marketing of the product for use in a broad population of opioid use disorder patients, starting with initial treatment and continuing through maintenance treatment. Molteni has the option to terminate the license and distribution agreement if the broad label is not approved by the EMA.

Founded in Florence in 1892, Molteni is a privately-held specialty pharmaceutical company developing, manufacturing and marketing pharmacological treatments for addictions and moderate to severe pain. Molteni is a leader in the field of drug dependence. Molteni operates directly and through its network of specialized partners in more than 30 countries and it is a preferred and qualified partner of International Organizations and Non-Governmental Organizations such as UNICEF, UNDP, IDA Foundation and Global Fund. For more information please visit www.moltenifarma.it.

“The licensing of Probuphine is an important step for Molteni in bringing safe and effective new treatments for opioid addiction to clinicians and patients in Europe, the second largest market for buprenorphine-based products in the world,” said Molteni President Giovanni Seghi. “We believe Probuphine will dramatically improve the current paradigm of drug addiction treatment across Europe and we look forward to working together with Titan in order to maximize this opportunity.”

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ: TTNP), based in South San Francisco, CA, is developing proprietary therapeutics primarily for the treatment of serious medical disorders. The company's lead product is Probuphine®, a novel and long-acting formulation of buprenorphine for the long-term maintenance treatment of opioid dependence. Probuphine employs Titan's proprietary drug delivery system ProNeura™, which is capable of delivering sustained, consistent levels of medication for three months or longer. Titan has granted commercial rights in the U.S. and Canada for Probuphine to Braeburn Pharmaceuticals. Approved by the U.S. Food and Drug Administration in May 2016, Probuphine is the first and only commercialized treatment of opioid dependence to provide continuous, around-the-clock blood levels of buprenorphine for six months following a single procedure. The ProNeura technology has the potential to be used in developing products for treating other chronic conditions such as Parkinson's disease and hypothyroidism, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the commercialization of Probuphine, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

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CONTACT:

Titan Pharmaceuticals, Inc.:

Sunil Bhonsle, President

(650) 244-4990

Investors:

Stephen Kilmer

(650) 989-2215

skilmer@titanpharm.com

Media:

Susan Thomas

(650) 989-2216

sthomas@titanpharm.com